THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

TELECOMM SALES NETWORK, INC.

WARRANT TO PURCHASE
[__________] SHARES
OF COMMON STOCK
(SUBJECT TO ADJUSTMENT)

No. PW-1	January 10, 2006

This certifies that for value, [_______________] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, at any time from and after January 10, 2006 (the “Original Issuance Date”) and before 5:00 p.m., Eastern Time, on the January 9, 2010 (the “Expiration Date”), to purchase from Telecomm Sales Network, Inc., a Delaware corporation (the “Company”), [_____________ (________)] shares (subject to adjustment as described herein), of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), upon surrender hereof, at the office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful, immediately available money of the United States or otherwise as hereinafter provided, at an initial exercise price per share of $2.50 (the “Purchase Price”) The Purchase Price is subject to further adjustment as provided below, and the term “Common Stock” shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term “Warrants,” as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.

This Warrant was issued in connection with the Company’s private placement offering (the “Offering”) of its Common Stock as described in greater detail in the Company’s Confidential Private Placement Memorandum, dated November 16, 2005, as amended or supplemented from time to time (the “Memorandum”). [______________] acted as a participating dealer for the Offering. In the Offering, the Company sold its securities to “accredited investors” pursuant to subscription agreements.

1.  Exercise.

A.  This Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 p.m., Eastern Time, on the Expiration Date, on any business day, for the full number of shares of Common Stock called for hereby, by surrendering it at the Company’s office, at 516-D River Highway, PMB 297 Mooresville, North Carolina 28117-6830, Attention: Stephen Hoelscher, Chief Financial Officer, with the subscription form duly executed, together with payment in an amount equal to (a) the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the preceding paragraph of this Warrant multiplied (b) by the then Purchase Price. Payment of the Purchase Price must be made by payment in immediately available funds. This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, except that the number of shares of Common Stock receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within ten (10) business days after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value (as defined below) on the date of exercise of one full share of Common Stock.

B.  In lieu of exercising this Warrant for cash pursuant to Section 1. A above, the Holder may elect to satisfy the Purchase Price by exchanging the Warrant for a number of shares of Common Stock computed using the following formula (such election being referred to herein as a “Net Issue Exercise Election”):

X =	Y(A-B)
A

Where	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 1

Y =
the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation).

A =	the Fair Market Value of one share of the Common Stock (at the date of such calculation).

B =	the Exercise Price per share of Common Stock (as adjusted to the date of such calculation).

“Fair Market Value” shall mean, as of any date: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq SmallCap Market (“NSCM”), the average of the closing prices as reported on the NSCM during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NSCM; or if applicable, the Nasdaq National Market (“NNM”), or if not then included for quotation on the NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be; or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as determined in good faith by at least a majority of the Board of Directors of the Company.

2.  Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges (other than income taxes to the holder) that may be imposed in respect of the issue or delivery thereof.

3.  Transfer and Exchange. This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its office referred to above by Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached as Exhibit B, payment of any necessary transfer tax or other governmental charge imposed upon such transfer and an opinion of counsel reasonably acceptable to the Company stating that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”). Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant when endorsed in blank shall be deemed negotiable and that when this Warrant shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

This Warrant is exchangeable at such office for Warrants for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

4.  Anti-Dilution Provisions.

A.  Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

(1)  other or additional stock or other securities or property (other than cash) by way of dividend,

(2)  any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

(3)  other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement

(4)  other than in the cases of (1), (2) and (3) above, (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 4.B, Section 4.C or Section 4.D, then and in each such case, Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4.A and Section 4.B.

B.  Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4.A, Section 4.B, Section 4.C and Section 4.D  in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

C.  Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event:

(1)  the Purchase Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Purchase Price shall be adjusted pursuant to this Section 4.C as of the time of actual payment of such dividends or distributions; and

(2)  the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Purchase Price.

D.  Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Purchase Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 4.D shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

E.  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Purchase Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

5.  Notices of Record Date. In case:

A.  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

B.  of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

C.  of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least ten (10) days prior to the date therein specified.

6.  Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

7.  Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All of the shares of Common Stock issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Purchase Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature, with respect to the issuance thereof.

8.   Registration Rights. The Holder of this Warrant is entitled to have the shares of Common Stock issuable upon exercise of this Warrant registered for resale under the 1933 Act, pursuant to and in accordance with the Registration Rights Agreement dated as of the date hereof by and between the Investors in the Offering, the Holder and the Company.

9.  Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class, registered or certified mail, postage prepaid, to [_______________________________], Attention: [___________________]. All notices to the Company shall be sent in the same manner to Telecomm Sales Network, Inc., [______________________________], Attention: Stephen Hoelscher, Chief Financial Officer. Either the Company or the Holder may change the address by notice to the other sent in the manner provided in this Section 9.

10.  Change; Modifications; Waiver. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Company and the Holder.

11.  Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

12.  Governing Law, Etc. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer.

Dated as of: January 10, 2006

TELECOMM SALES NETWORK, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[PARTICIPATING DEALER]

By: ________________________________
Name: ___________
Title: ___________

EXHIBIT A

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases _______ of the number of shares of Common Stock of Telecomm Sales Network, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

Dated: __________________________

(Signature of Registered Owner) (Street Address) (City / State / Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint __________________________ Attorney to make such transfer on the books of Telecomm Sales Network, Inc., maintained for the purpose, with full power of substitution in the premises.

Dated: ____________________

(Signature) (Witness)

The undersigned Assignee of the Warrant hereby makes to Telecomm Sales Network, Inc., as of the date hereof, with respect to the Assignee, all of the representations and warranties made by the Holder, and the undersigned Assignee agrees to be bound by all the terms and conditions of the Warrant.

Dated: ____________________

(Signature)